Exhibit 99.1

Krispy Kreme Contact:
Brian K. Little
336-726-8825
blittle@KrispyKreme.com

FOR IMMEDIATE RELEASE

KRISPY KREME ELECTS NEW CHIEF EXECUTIVE OFFICER

Winston-Salem, NC – January 7, 2008 — Krispy Kreme Doughnuts, Inc. (NYSE:  KKD) (the “Company”) announced that its Board of Directors has elected the Company’s Chairman of the Board, James H. Morgan, 60, to the additional positions of President and Chief Executive Officer.  Mr. Morgan’s election is not an interim appointment, and it is anticipated that he will serve as President and Chief Executive Officer for the foreseeable future.

Mr. Morgan has been a director of the Company since July 2000 and was elected Chairman of the Board in January 2005.  Mr. Morgan brings over 25 years of management experience to the Company, including his most recent role as Chairman and Chief Investment Officer of Covenant Capital, LLC, an investment management firm which he founded.  Previously, Mr. Morgan served as Chairman and Chief Executive Officer of Interstate/Johnson Lane, an investment banking and brokerage firm, which was acquired by Wachovia Corporation in 1999.  After the acquisition, Mr. Morgan served as Chairman and Chief Executive Officer of Wachovia Securities, Inc.

Mr. Morgan has replaced Daryl G. Brewster, the Company’s outgoing President and Chief Executive Officer, who has resigned from the Company for personal reasons.  Mr. Brewster will remain as an employee of the Company until the end of January and be available to assist in the transition.

Mr. Morgan commented, “On behalf of the Company, I would like to express our appreciation to Daryl for his efforts on behalf of Krispy Kreme.  We wish him well in his future endeavors.”  He added, “I look forward to my expanded role with Krispy Kreme and to working with the Company’s management team and transformed Board of Directors to address the current challenges that face us as well as ongoing opportunities.”

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Information contained in this press release, other than historical information, should be considered forward-looking.  Forward-looking statements are subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of pending governmental investigations, including by the U.S.  Securities and Exchange Commission and the United States Attorney's Office for the Southern District of New York; potential indemnification obligations and limitations of our director and officer liability insurance; material weaknesses in our internal control over financial reporting; our ability to implement remedial measures necessary to improve our processes and procedures; negative publicity; significant changes in our management; our ability, and our dependence on the ability of our franchisees, to execute our and their business plans; our ability to implement our international growth strategy; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with governmental regulations relating to food products and franchising; our relationships with wholesale customers; our ability to protect our trademarks; restrictions on our operations contained in our senior secured credit facilities; changes in customer preferences and perceptions; risks associated with competition; and other factors discussed in Krispy Kreme's Annual Report on Form 10-K for fiscal 2007 and other periodic reports filed with the U.S. Securities and Exchange Commission.